Exhibit 4.5

EXECUTION VERSION

NINTH SUPPLEMENTAL INDENTURE

The Ninth Supplemental Indenture, dated as of December 20, 2018 (this “Supplemental Indenture No. 9”), among CIGNA CORPORATION (formerly known as Halfmoon Parent, Inc.) (the “Parent Guarantor”), a corporation organized and existing under the laws of the State of Delaware, EXPRESS SCRIPTS, INC. (the “Company”), a corporation organized and existing under the laws of the State of Delaware and MUFG Union Bank, N.A. (as successor to Union Bank, N.A.), as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee are parties to the Indenture, dated as of June 9, 2009 (the “Base Indenture” and, as amended, supplemented and otherwise modified on or prior to the date hereof, including by this Ninth Supplemental Indenture, the “Indenture”), relating to the issuance from time to time by the Company of its Securities on terms specified at the time of issuance;

WHEREAS, the Company has issued pursuant to the Third Supplemental Indenture, dated as of June 9, 2009 (“Third Supplemental Indenture”), relating to the Base Indenture its 7.250% Senior Notes due 2019 (the “Notes”);

WHEREAS, Section 7.01(9) of the Third Supplemental Indenture provides that the Company and the Trustee may make any amendment or supplement to the Base Indenture, the Third Supplemental Indenture or the Notes as long as that amendment or supplement does not adversely affect the interests of the Holders of any Notes in any material respect;

WHEREAS, the Parent Guarantor is not under any obligation to guarantee any of the Company’s obligations under the Notes or the Indenture but desires to guarantee unconditionally all of the Company’s obligations under the Notes and the Indenture pursuant to a guarantee on the terms and conditions set forth herein; and

WHEREAS, all conditions and requirements of the Indenture necessary to make this Ninth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.

NOW THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by the parties hereto, the Parent Guarantor, the Company and the Trustee agree as follows:

ARTICLE I

PARENT GUARANTEE

Section 1.01       Parent Guarantee.

(a)          The Parent Guarantor, as primary obligor and not merely as surety, hereby irrevocably and fully and unconditionally guarantees to each Holder of the Notes and to the Trustee and its successor and assigns (the “Parent Guarantee”) on an unsecured, unsubordinated basis and equal in right of payment to all existing and future unsecured, unsubordinated indebtedness of the Parent Guarantor, the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes.  The obligations of the Parent Guarantor hereunder shall be joint and several with the obligations of the other Guarantors pursuant to their Guarantees under the Indenture.

(b)          The obligations of the Parent Guarantor shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of the Parent Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of the Parent Guarantor under the Parent Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

(c)          The Parent Guarantor further agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Indenture, the Notes or the obligations of the Company or any other Guarantor hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of the Parent Guarantor.

(d)          The Parent Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that the Parent Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and the Parent Guarantee. The Parent Guarantee is a guarantee of payment and not of collection.

Section 1.02       Continuing Parent Guarantee.

(a)          The Parent Guarantee shall be a continuing guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all Outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition), (ii) be binding upon the Parent Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

(b)          The obligations of the Parent Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of the Parent Guarantor hereunder and under the Parent Guarantee (whether such payment shall have been made by or on behalf of the Company or by or on behalf of the Parent Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or the Parent Guarantor or otherwise, all as though such payment had not been made.

Section 1.03       [Reserved].

Section 1.04       Notation Not Required.  Neither the Company nor the Parent Guarantor shall be required to make a notation on the Notes to reflect the Parent Guarantee or any release thereof.

Section 1.05       Waiver of Subrogation.  The Parent Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Parent Guarantor’s obligations under the Parent Guarantee and the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights in relation to the Trustee until all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, are paid in full. If any amount shall be paid to the Parent Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to the Parent Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture. The Parent Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section is knowingly made in contemplation of such benefits.

Section 1.06       Notices.  Notice to the Parent Guarantor shall be sufficient if addressed to the Parent Guarantor care of the Company at the address, place and manner provided in Section 105 of the Base Indenture.

   ARTICLE II

MISCELLANEOUS

Section 2.01       Integral Part; Effect of Supplement on Indenture.  This Ninth Supplemental Indenture constitutes an integral part of the Indenture.  Except for the amendments and supplements made by this Ninth Supplemental Indenture, the Base Indenture shall remain in full force and effect as executed.

Section 2.02       Capitalized Terms.  For purposes of this Ninth Supplemental Indenture:

(a)          Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture;

(b)          All references to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Base Indenture; and

(c)          The terms “herein,” hereof,” “hereunder” and other words of similar import refer to this Ninth Supplemental Indenture.

Section 2.03       Adoption, Ratification and Confirmation.  The Indenture, as supplemented by this Ninth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 2.04       Trustee Not Responsible for Recitals.  The recitals in this Ninth Supplemental Indenture are made by the Company, and the Trustee assumes no responsibility for the correctness of such recitals.  The Trustee makes no representations as to the validity or sufficiency of this Ninth Supplemental Indenture.

Section 2.05       Counterparts.  This Ninth Supplemental Indenture may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original and all of which shall constitute but one and the same instrument.

Section 2.06       Governing Law.  This Ninth Supplemental Indenture and the Parent Guarantee hereunder shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

Section 2.07       Conflict with Trust Indenture Act.  If any provision of this Ninth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern this Ninth Supplemental Indenture, the latter provision shall control.  If any provision of this Ninth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to the Ninth Supplemental Indenture as so modified or to be excluded, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed as of the date first above written.

CIGNA CORPORATION

By:	/s/ Timothy D. Buckley
Name:	Timothy D. Buckley
Title:	Vice President and Treasurer

EXPRESS SCRIPTS, INC.

By:	/s/ Bradley Phillips
Name:	Bradley Phillips
Title:	Vice President

MUFG Union Bank, N.A., AS TRUSTEE

By:	/s/ Marion Zinowski
Name:	Marion Zinowski
Title:	Vice President

[Signature Page to Ninth Supplemental Indenture (ESI-MUFG)]